Exhibit 99.1

Quarter-to-Date
Sales Update

November 24, 2008

(% change versus PY)	October 2008	Commentary
Consolidated Sales	(3%)	Underlying sales declined 1% mainly due to weaker Electronics & Performance Materials demand. Currency (4%) and natural gas pass-thru +2%.
Merchant Gases	(5%)	Lower volumes in all regions due to slower manufacturing growth. Higher price in all regions on recent increases. Currency (4%).
Tonnage Gases	3%	Volume growth driven by new plant start-ups was offset by hurricane impacts. Higher natural gas pass-thru +7% and currency (3%).
Electronics and Performance Materials	(12%)	Sales declined on weak volumes in most product lines and pricing declines in Electronics’ specialty materials. Electronics volumes declined versus a strong prior year on lower customer utilizations.
Performance Materials volumes declined from slower European
		and Asian markets. Currency (5%).

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results. Effective July 2008, Merchant Gases includes European Healthcare; prior periods have been restated.